Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of B of I Holding, Inc. on Form S-3 of our report dated September 25, 2009 on the consolidated financial statements of B of I Holding, Inc. appearing in the 2009 Annual Report on Form 10-K of B of I Holding, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan

November 25, 2009